Exhibit 10.12

BLEND LABS, INC.

March 29, 2021

Erin Collard

Re: Board of Directors of Blend Labs, Inc.

Dear Erin:

The purpose of this letter agreement is to document the compensation you will receive for your next two years of service as a member of the Board of Directors (the “Board”) of Blend Labs, Inc. (“Blend” or the “Company”). We appreciate your valuable contributions as a member of the Board and look forward to continuing to work with you.

As you know, Blend is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time. In the near-term, Blend may consider an initial public offering of its Class B common stock (the “IPO”) and if it does, your rights and duties would be further governed by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the stock exchange on which the Class B common stock is traded. Further, you would become a Section 16 reporting person of Blend. In addition, please note that, as a member of the Board, you are subject to the corporate policies of Blend, including any code of business conduct, communication policies and insider trading policies that may be adopted and/or amended from time-to-time. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

As compensation for your next two years of service following the date of this letter, the Board will grant you an option (the “Option”) to purchase 279,720 shares of the Company’s Class B common stock (the “Shares”). The number of Shares subject to the Option was calculated by dividing $800,000 by the Company’s current per Share fair market value, rounded down to the nearest whole Share. The exercise price per Share of the Option will be determined by the Board when the Option is granted, but will be no less than the per Share fair market value at the time of grant as determined by the Board. The Option will be issued under and subject to the terms and conditions applicable to awards granted under the Company’s 2012 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in the Option in equal monthly installments over your next twenty-four (24) months of continuous service with the Company, as described in the applicable Stock Option Agreement. If the Company is subject to a Change in Control (as defined in the Plan) before you cease to provide services to the Company, then you will immediately vest in 100% of the then unvested Shares subject to the Option immediately prior to the closing of the Change in Control.

Board Director Letter | Erin Collard

We currently do not pay a cash retainer or cash fees for attendance at meetings. However, we will reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies.

Please note that we are reviewing our compensation policy for Board members in anticipation of an IPO. In the event the Company adopts a formal director compensation policy, you acknowledge and agree that your compensation as a Board member will be governed by the terms of such policy.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree to continue not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to continue to take reasonable steps to maintain the confidential nature of all Confidential Information.

As a precautionary matter and to avoid any conflicts of interest, we ask you to continue to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any competitor of the Company. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board or any committee thereof at any time in accordance with the provisions of the Company’s governing documents or applicable law. You, of course, may also terminate your relationship with the Company at any time. When you cease to be a member of the Board for any reason, you must return all Confidential Information to the Company.

* * * * *

I am excited about continuing to work with you on our Board and look forward to our continued efforts to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Very truly yours,

BLEND LABS, INC.

By:	/s/ Nima Ghamsari
Nima Ghamsari
CEO

I have read and accept the terms of this letter agreement:

/s/ Erin Collard
Signature of Erin Collard

Dated 3/30/2021

SIGNATURE PAGE TO BLEND LABS, INC.

BOARD DIRECTOR LETTER (ERIN COLLARD)